EXHIBIT 10.10.3


                              [Bowater Letterhead]

February 15, 1996



Mr. Ecton R. Manning
Vice President and General Counsel
Bowater Incorporated
55 East Camperdown Way
Greenville, SC 29602

         Re: Employment Status Letter Agreement

Dear Ecton:

In accordance with the terms of your Employment Agreement with Bowater Incorporated (the "Company") dated August 25, 1988, and as amended August 23, 1989 and June 11, 1992, this letter is to confirm your resignation from the office of Vice President and General Counsel of the Company as of April 1, 1996 and the attendant duties, responsibilities and obligations of you and the Company for the remainder of your continued employment with the Company until April 1, 1998.

Therefore, pursuant to the terms of your Employment Agreement, and in exchange for the further consideration offered you under Item 6 hereof, you, Ecton R. Manning and the Company hereby agree to the following effective as of April 1, 1996 and continuing through April 1, 1998.

1. RESIGNATION AND EMPLOYMENT STATUS. You shall resign, effective April 1, 1996 from the office of Vice President and General Counsel of the Company. You shall remain an employee under contract with the Company until April 1, 1998 or until the earlier of (i) your prior voluntary termination of employment with the Company, (ii) your involuntary termination for "Cause," as defined under the terms of your Change in Control Agreement dated November 1, 1995, as it may be amended, or (iii) your breach of either Section 6 (Nondisclosure) or Section 7 (Noncompete) of your amended Employment Agreement. While an employee of the Company, you shall devote such of your working time to render services to the Company as may be required by the Chief Executive Officer or his designee. Your duties and assignments for the Company shall be directed at the sole discretion of the Chief Executive Officer or his designee. Notwithstanding your resignation as an officer of the Company you shall continue to be entitled to indemnification by the Company to the extent provided in its By-laws, as they may be amended, as if you had remained an officer during the performance of any such duties and assignments. With respect to the performance of all such duties and assignments you shall also be an insured under any directors and officers liability insurance coverage the Company may have in effect from time to time as well as the Company's general, automobile and other liability insurance coverages.


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Mr. Ecton R. Manning
Page 2



2. RELOCATION. Effective April 1, 1996, but no later than June 1, 1996, the Company shall relocate you and your family to your existing home in Connecticut. The Company shall pay for or reimburse you for the costs of your relocation in accordance with the Company's relocation policy then in effect. Prior to June 1, 1996 you shall return to the Company all right, title, interest and possession of all Greenville, SC real or personal property purchased or reimbursed by the Company for your use in Greenville SC (unless you have otherwise reached an agreement with the Company to purchase certain pieces of said personal property at its fair market value as determined by the Company or its representatives), including but not limited to the residence located at 14 Hickory Lane, Greenville, SC 29609 and its Company-paid furnishings, the 1993 Mitsubishi Diamanti station wagon leased on your behalf by the Company and related Company property.

You shall permanently vacate the Greenville, SC residence on or before June 1, 1996. Toward this end, effective February 1, 1996 the Company shall place the Greenville, SC residence on the real estate market with real estate agents of its choice and you shall permit the Company or its representatives or agents access to the Greenville, SC residence for the purpose of real estate appraisals, inspections, showings and related visitations reasonably required of residence sales. You shall be responsible for the cost to the Company of any delay in your relocation and continued inhabitancy of the Greenville, SC residence beyond June 1, 1996 including but not limited to the fair market value of rental income or the loss of income from the inability to sell the property, real estate taxes, utilities, upkeep and maintenance and such related costs and expenses.

3. BUSINESS EXPENSES. You shall not commit to the expenditure of funds on behalf of the Company with regard to travel, entertainment, or other business related expense without securing the prior approval of the Chief Executive Officer or his designee.

4. VACATION. You shall continue to be eligible for five weeks of annual vacation in accordance with the Company's vacation policy currently in effect; provided, that your vacation leave shall be approved in advance by the Chief Executive Officer or his designee and may not interfere with the duties and assignments assigned to you by the Chief Executive Officer or his designee.

5. BENEFITS. You shall continue to be eligible to participate in all employee benefit plans maintained by the Company from time to time in which employees at your present executive level are eligible to participate in accordance with the terms of those plans, including its medical plan. The Company shall continue to provide you benefits and make contributions and premium payments on your behalf, as applicable, for or to those Company benefit programs in which you participate. You shall continue to be responsible for your share, which may change from time to time, of any premium payments required for the maintenance of applicable benefit coverage.

6. CONSIDERATION. In consideration for your agreement to the terms of its letter and for


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Mr. Ecton R. Manning
Page 3


your cooperation with respect to the matters discussed herein, the Company has agreed to increase your salary to $220,000 effective January 1, 1996 and has awarded you as of January 17, 1996, the grant of 15,000 stock options in accordance with the 1992 Stock Option Plan.

7. ANNOUNCEMENT. Any public announcement of the change in your position with the Company shall be subject to the prior mutual approval of yourself and the Chief Executive Officer or his designee.

The remaining provisions of your amended Employment Agreement and amended Change in Control Agreement shall remain in full force and effect, to the extent not superseded by the terms of this letter agreement, including the severance payment obligations of the Company and your obligations regarding nondisclosure of confidential information and noncompetition against the Company and its subsidiaries.

Please review this letter, sign the agreement as provided below and return this signed original to me at your earliest convenience.

Sincerely,

/s/ Arnold M. Nemirow

Arnold M. Nemirow
President


                                                      * * * *


I, Ecton R. Manning, for the good and valuable consideration discussed herein, hereby agree to the terms of this letter agreement as to the conditions of my continued employment with Bowater Incorporated as of this 15th day of February, 1996.



                                                        /s/ Ecton R. Manning
                                                     Ecton R. Manning

c:  Richard F. Frisch


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